Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results for the Third Quarter

Ended October 3, 2004, Provides Guidance for the Fourth Quarter and

Updates Full Year 2004

Greenwood Village, CO — (BUSINESS WIRE) – November 4, 2004 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today reported revenues and earnings for the twelve weeks ended October 3, 2004 and provided updated projections for fiscal 2004.

Financial and Operational Highlights

Highlights for the third quarter of 2004 compared to the same quarter last year were as follows:

•	Total revenues increased 25.6% to $99.7 million

•	Company-owned comparable restaurant sales increased 8.8%

•	Restaurant-level operating profit increased 49.3% to $22.0 million

•	Income from operations increased 74.0% to $11.9 million

•	Diluted earnings per share increased 77.3% to $0.46

“Once again, Red Robin delivered an exceptional quarter, with both strong comparable restaurant sales and outstanding flow-through to the bottom line. The solid effort from both the restaurant and corporate levels is a credit to the efforts of all our team members. As we continue to execute our growth plans we firmly believe that our concept is well-positioned in the casual dining industry for service, value and wholesome, “feel-good” fun, and that our customers greatly appreciate the consistent quality we deliver every time they dine with us,” said Mike Snyder, Chief Executive Officer.

During the third quarter, the Company opened five new company-owned restaurants. Three new franchise restaurants opened in the third quarter. Three new company-owned restaurants have opened so far in the fourth quarter and the Company expects to open an additional four restaurants during the fourth quarter for a total of 22 new company-owned restaurants in 2004. Our franchisees are expected to open two to three additional restaurants during the fourth quarter for a total of 17 to 18 new franchise restaurants for the year.

Comparable restaurant sales increased 8.8% for company-owned restaurants in the third quarter of 2004 compared to the third quarter of 2003, driven by 3.8% increase in guest counts and a 5.0% increase in the average guest check. This marks the 31st consecutive quarter that Red Robin has posted positive comparable sales for company-owned restaurants. Comparable sales for franchise restaurants in the U.S. and Canada increased 6.7% and 7.5%, respectively.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased by 25.6%, to $99.7 million in the third quarter of 2004, compared to $79.3 million in last year’s third quarter. Average weekly comparable sales for company-owned restaurants were $63,736 for the third quarter of 2004, compared to $58,602 for the same quarter last year.

The Company’s franchise royalties and fees increased $597,100, or 27.0%, in the third quarter compared to the same quarter a year ago. This increase was primarily attributable to royalties generated from the 15 franchise restaurants opened in 2004. For the third quarter, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 31.2%, to $67.3 million, compared to $51.3 million in the prior year period. Average weekly sales for Red Robin’s comparable franchise restaurants were $57,206 in the U.S. versus $53,619 for the same period last year, and $42,931 in Canada versus $39,950 for the same period last year. Canadian results are in Canadian dollars.

Net income for the third quarter of 2004 was $7.5 million or $0.46 per diluted share, as compared to net income of $4.0 million or $0.26 per diluted share in the prior year period.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (GAAP). Schedule 1 to this earnings release reconciles restaurant-level operating profit to income from operations and net income.

Outlook

For the fourth quarter and twelve weeks ending on December 26, 2004, the Company expects total revenues of approximately $97 to $98 million and net income of approximately $0.35 to $0.36 per diluted share. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 3.5% to 4.5%, the opening of seven new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs.

For full fiscal year 2004, the Company expects revenues of approximately $406 to $408 million and net income of $1.49 to $1.50 per diluted share. This estimate assumes a comparable restaurant sales increase of 5.5% to 6.5%, the addition of 22 new corporate restaurants and 17 to 18 new franchise restaurants during fiscal 2004. The Company previously reported that it expected revenues for the full fiscal year of approximately $402 to $405 million and net income of $1.34 to $1.36 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its third quarter results on Thursday, November 4, 2004, at 5:00 p.m. ET. The conference call number is (877) 691-0878 and the Company will broadcast its conference call over the Internet. To access the broadcast, please visit http://irpage.com/rrgb/, or the Company’s website at www.redrobin.com and select the “Investor” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the Company’s website at http://irpage.com/rrgb/ for 12 months following the conference call. To listen to a webcast replay of the conference call and to access any additional financial information that may be discussed on the call, please visit http://irpage.com/rrgb/. The webcast replay will be available for 12 months following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 245 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof and we assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and cost of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; our ability to comply with Section 404 of the Sarbanes-Oxley Act; additional costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	October 3, 2004	December 28, 2003
Assets
Current Assets:
Cash and cash equivalents	$4,476	$4,871
Accounts receivable, net	1,139	1,146
Inventories	4,751	4,357
Prepaid expenses and other current assets	2,679	3,977
Income tax refund receivable	—	1,172
Deferred tax asset	1,075	1,075
Restricted current assets-marketing funds	1,776	959

Total current assets	15,896	17,557

Property and equipment, at cost, net	189,843	151,061

Deferred tax asset	4,663	4,710
Goodwill, net	25,720	25,720
Other intangible assets, net	7,690	8,118
Other assets, net	2,819	3,047

Total assets	$246,631	$210,213

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$11,717	$9,139
Accrued payroll and payroll-related liabilities	16,877	12,931
Unredeemed gift certificates	2,604	3,997
Accrued liabilities	11,661	6,622
Accrued liabilities-marketing funds	1,776	959
Current portion of long-term debt and capital lease obligations	1,503	1,422

Total current liabilities	46,138	35,070

Deferred rent payable	5,802	5,296
Long-term debt and capital lease obligations	40,564	36,206
Commitments and contingencies	—	—
Stockholders’ Equity:
Common stock; $.001 par value: 30,000,000 shares authorized; 16,078,379 and 15,969,723shares issued and outstanding as of October 3, 2004 and December 28, 2003, respectively	16	16
Preferred stock; $.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	124,041	122,184
Deferred compensation	(70)	(130)
Receivables from stockholders/officers	(6,531)	(6,432)
Accumulated other comprehensive loss, net of tax benefit	(34)	(108)
Retained earnings	36,705	18,111

Total stockholders’ equity	154,127	133,641

Total liabilities and stockholders’ equity	$246,631	$210,213

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 3, 2004	October 5, 2003	October 3, 2004	October 5, 2003
Revenues:
Restaurant	$96,777	$76,922	$300,956	$240,468
Franchise royalties and fees	2,812	2,215	8,933	6,967
Rent revenue	61	183	258	369

Total revenues	99,650	79,320	310,147	247,804

Costs and Expenses:
Restaurant operating costs:
Cost of sales	22,357	18,087	70,538	56,452
Labor	32,872	27,410	104,579	85,117
Operating	13,439	11,542	43,068	36,362
Occupancy	6,099	5,142	19,128	16,376
Depreciation and amortization	4,796	3,984	15,004	12,110
General and administrative	6,771	4,816	21,430	17,150
Franchise development	446	459	3,400	2,180
Pre-opening costs	1,002	1,058	3,098	2,414

Total costs and expenses	87,782	72,498	280,245	228,161

Income from operations	11,868	6,822	29,902	19,643

Other (Income) Expense:
Interest expense	612	742	2,023	2,331
Interest income	(74)	(89)	(247)	(256)
Loss on extinguishment of debt	—	150	—	257
Gain on sale of property	—	—	(257)	—
Other	(28)	54	60	19

Total other expenses	510	857	1,579	2,351

Income before income taxes	11,358	5,965	28,323	17,292
Provision for income taxes	(3,868)	(1,990)	(9,729)	(5,751)

Net income	$7,490	$3,975	$18,594	$11,541

Net income per share:
Basic	$0.47	$0.26	$1.16	$0.76

Diluted	$0.46	$0.26	$1.14	$0.75

Weighted average shares outstanding:
Basic	16,043	15,161	16,002	15,092

Diluted	16,443	15,469	16,344	15,343

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Forty Weeks Ended
	October 3, 2004	October 5, 2003
Cash Flows From Operating Activities:
Net income	$18,594	$11,541
Non-cash adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	15,004	12,110
Other, net	749	731
Changes in operating assets and liabilities	12,496	7,184

Net cash flows provided by operating activities	46,843	31,566

Cash Flows From Investing Activities:
Proceeds from sales of property and equipment	1,101	115
Purchases of property and equipment	(54,064)	(43,052)

Net cash flows used in investing activities	(52,963)	(42,937)

Cash Flows From Financing Activities:
Borrowings of long-term debt	12,948	33,186
Payments of long-term debt and capital leases	(8,509)	(23,329)
Debt issuance costs	—	(756)
Proceeds from repayment of promissory notes	114	79
Proceeds from sales of common stock	1,172	616

Net cash flows provided by financing activities	5,725	9,796

Net decrease in cash and cash equivalents	(395)	(1,575)
Cash and cash equivalents, beginning of period	4,871	4,797

Cash and cash equivalents, end of period	$4,476	$3,222

Schedule 1

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate a company’s restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table that follows sets forth the Company’s calculation of restaurant-level operating profit and a reconciliation to income from operations and net income, the most directly comparable GAAP measures.

	Twelve Weeks Ended		Forty Weeks Ended
	October 3, 2004	October 5, 2003	October 3, 2004	October 5, 2003
Restaurant sales	$96,777	$76,922	$300,956	$240,468
Restaurant operating costs:
Cost of sales	22,357	18,087	70,538	56,452
Labor	32,872	27,410	104,579	85,117
Operating	13,439	11,542	43,068	36,362
Occupancy	6,099	5,142	19,128	16,376

Restaurant-level operating profit	22,010	14,741	63,643	46,161
Add – Other Revenues	2,873	2,398	9,191	7,336

Deduct – Other Operating Expenses:
Depreciation and amortization	4,796	3,984	15,004	12,110
General and administrative	6,771	4,816	21,430	17,150
Franchise development	446	459	3,400	2,180
Pre-opening costs	1,002	1,058	3,098	2,414

Total Other Operating Expenses	13,015	10,317	42,932	33,854

Income from operations	11,868	6,822	29,902	19,643

Total other expenses	510	857	1,579	2,351
Provision for income taxes	3,868	1,990	9,729	5,751

Total Other	4,378	2,847	11,308	8,102

Net income	$7,490	$3,975	$18,594	$11,541